Energy Network Media Group

The world is on the threshold to see a massive energy evolution as we move away from Oil and Gas to a more sustainable energy supply. With more than a decade of covering oil and gas, EN Media Group has been able to form strategic partnerships to give our audience the most relevant energy news.


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SOME OF OUR SPECIAL GUESTS
ENERGY NETWORK MEDIA GROUP
SHALE
In the Oil Patch with SHALE
@ENERGYNETWORKMEDIAGROUP I SHALEMAG.COM

Invest

$100 minimum investment

DEADLINE: April 26, 2024

in a month

SHARE PRICE

$10

TOTAL RAISED

$10,550

VALUATION

$100,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Energy Network Media group (EN Media Group) is a rebrand of Shale Magazine, one of the flagship publications in oil and gas for the last ten years. **Over that time, we've covered the absolute top stories in oil and gas from most viewpoints imaginable.** From brand new tech leaders like Teague Egan, who is revolutionizing lithium extraction, to the CEO of Pioneer Natural Resources, Scott Sheffield, **our writers aim to dig deeper and have greater direct access to industry stakeholders.** Through our subsidiary company, and nationally syndicated radio show *In the Oil Patch*, we are able to interview some of the biggest names in the industry, such as Texas Railroad Commissioners Christi Craddick, Wayne Christian and Jim Wright, to provide the most up-to-date information to our listeners who are on the go. Covering current events, policy, and the future of energy, our reason for existence is to help inform and educate the general public with relevant information they can use to be a powerful voice for change in the energy transition.

Presently, most of our readers are those with a background in the oil and gas industry. However, we are on the brink of the energy transition. . However, with the upcoming energy transition, we predict a dynamic shift within our demographics. **Sustainability, and efficient and reliable energy sources, is a hot topic.** As EN Media Group is expanding our coverage, we are beginning to see an introduction of the general public into our audience. With our audience being predominately in lucrative industries, our business model also appeals to advertisers. We have a massive reach, and the implementation of carefully placed ads on our various forms of media allows other companies to get a leg-up with our illustrious relationships, such as the Port of Corpus Christi.

PROBLEM

A knowledgeable consumer is a powerful consumer, and presently, the oil and gas and newly developing energy industry is practically a mystery to the public.

Typically, the closest the general public gets to the industry is when they go to the pump or to charge their cars. Then, they go home and hear different opinions regarding the status of gas prices and electricity prices from large news corporations. There is a massive disconnect between the industry and the public. **EN Media Group wants to bridge that divide.** The energy transition revolution is taking place, it's now more important than ever for the public to have an understanding of what's happening behind these typically closed doors. While the mainstream media and politicians may try to paint oil and gas in a negative light, again and again, our fact-based reporting has shown just the opposite. As energy companies are fueling the research, development, and deployment of green energy on a global scale, EN Media's mission is to be there to deliver the fresh insights our readers crave.

SOLUTION

In order to provide the most up-to-date and authentic content, there are three areas within EN Media Group that we need to strengthen: our editorial team, our website, and our own paid advertising on major media platforms to expand our platform.

Prior to the energy transition, the areas of importance encompassed groundbreaking developments within corporations and the industry along with policies implemented within the oil and gas sector. Now, however, we have the implementation of hydrogen, carbon capture, and developments within the renewable sector, and this is just the beginning of the transition. **As the industry grows, we need to grow with it in order to ensure that our coverage is truly authentic and all-encompassing.** Similarly, the growth needs to be reflected on our website. Stagnancy is the antithesis of evolution, and we need to expand the capability of our website to reflect this growth.

Lastly, in order for us to see the growth we desire, within our following and our advertisers, we have to invest in advertisement for ourselves. **With the planned assistance of paid advertisement on Google, along with placements within major media platforms such as The Washington Post, Forbes, and Bloomberg, we may be able to spread our content to various audience.**


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SUCCESS TO DATE

- **Profitable** for all 10 years in business
- **High visibility** on digital issues and website
- Growth from one radio station to **national syndication**
- **New revenue streams**, including paid content marketing and events
- Newsletter is profitable and has **high open rates**
- **Newsletter ads**
- **Past covers have included:** Harold Hamm - CEO Continental Resources, Mike Howard Howard Energy, Jeff Miller CEO Halliburton, Sara Ortwein XTO Energy, Teague Egan CEO Energy X, Rod Lewis CEO Lewis Energy, Brad Barron CEO NuStar, Sean Strawbridge CEO Port of Corpus Christi, Brian Freed CEO Epic Midstream, Scott Scheffield CEO Pioneer Natural Resources, and Brian Scheffield CEO Parsley Energy

We already have a substantial following. Presently, we have:

- over 56 issues under our belt
- 15,000 visitors to our website monthly
- over 140 thousand subscribers on all of our social media, excluding the 11,700 thousand subscribers to our weekly newsletters
- between 10-30 thousand listens on our weekly online podcast
- potential to reach 1.6 million listeners on our radio show that airs 10 times a week on 5 separate radio stations across the nation

We have our audience, but we want it to grow. With a larger following, the capacity for versatile advertisement may substantially increase. The conversation on energy transition is sweeping the globe, and we believe we can be front and center to share reliable information with our audience.

BUSINESS MODEL

As a media company, a primary source of revenue for us is our **advertising** and **business-to-business model.**

We presently have various forms of advertisements we offer within our publication and our radio show. Our team at *In the Oil Patch* radio show has perfected the creation of short commercials and capitalized on the opportunity for paid interviews.

In print, we offer several packages for banner placements within our website, advertising within our publication along with our e-blast. We have even produced several special editions for major corporations such as Port of Corpus Christi, STEER, and UTSA to tell the story of major milestones they have accomplished.

Lastly, we believe we have mastered the art of event planning. With the help of our abundance of sponsorships, we are able to frequently host mixers for our plethora of partnerships, our four annual State of Energy Luncheons, and lucrative membership drives.

MARKET

Research conducted by the International Energy Authority (IEA) found that 2022 set a record for clean energy spending around the globe. With investment in 2022 set to reach **$2.4 trillion**, we believe the energy transition is no longer a moonshot, it's a blatant reality. Combine this ocean of opportunity with statistics from Deloitte's Annual CMO survey, which pegs a 13.6% spend on marketing for most companies, and equates to a nearly 4% increase from the last two years. As more companies move digital, our platform finds itself at the perfect intersection of industry growth and online investment. This has been exemplified in Cox Enterprises' recent acquisition of Axios for $525 million.

PRESS

- **Forbes**
  Editor's Pick: Why the Brief Era of an American Energy Dominance Is Now Over
  Editor's Pick: No, China Is Not Buying The Permian Basin The State of U.S. Shale: What You Need to Know As 2021 Dawns
- **New York Times**
  Ink and Paper Make Comeback in Oil Towns
- **Business Journal**
  Search Results for Shale Magazine
- **Texas Tribune**
  Experts say disruption to oil and gas industry will depend on Hurricane Laura's Speed

TEAM

Staff



Kym Bolado

Founder, President, CEO

As the publisher and CEO of SHALE Magazine and the host of *In the Oil Patch* radio show, Kym Bolado has conducted more than 650 interviews with energy experts. With 25 years of entrepreneurial experience, Kym Bolado started SHALE Magazine in 2013 as a result of her interest in the economic development taking place in Texas. The magazine thrived early on and has seen exponential growth since. Along with the growth of the magazine, Bolado took on the new challenge of becoming a radio talk show host on *In the Oil Patch. In the Oil Patch* was started in 2015 on San Antonio's KTSA 550 AM. Within six months the show was in syndication. The show now airs on iHeart's KTRH 740 AM in Houston, the number one talk radio station in the U.S. The radio show also airs in major metropolitan areas in Texas including Dallas, Midland, San Antonio, Austin, and Corpus Christi, as well as parts of New Mexico, Louisiana, and Mexico.



Robert Rapier

Editor in Chief

Robert Rapier is a chemical engineer in the energy industry. Robert has 30 years of international engineering experience in the chemicals, oil and gas, and renewable energy industries, and holds several patents related to his work. He has worked in the areas of oil refining, oil production, synthetic fuels, biomass to energy, and alcohol production. He is the author of Utility Forecaster at Investing Daily, and of the book Power Plays: Energy Options in the Age of Peak Oil. Robert has appeared on 60 Minutes, The History Channel, CNBC, Business News Network, CBC, and PBS, and his energy-themed articles have appeared in numerous media outlets, including the Wall Street Journal, Washington Post, Christian Science Monitor, and The Economist.



Lauren Westwood

Vice President

Journalist- Texas State University 2012

As a student and a leader, I find myself hungry for opportunities to learn and teach. I most enjoy seeing the positive impacts of collaboration, effort and inclusion on teams and projects. With various experiences in digital storytelling and marketing, I appreciate the opportunity to share information, improving awareness of important social and business topics. My background in public relations, writing, editing, event management, digital marketing and social media provide a well- rounded skill set to lead a cohesive publishing strategy while focusing on brand awareness and audience engagement.



Leslee Hope Haynes

Administrative Manager

Leslee Hope Haynes is a multifaceted professional who specializes in marketing, branding, cinematography, production, and editing. Her career spans various industries, including weddings, education, oil, gas, energy, and marketing. Leslee's commitment to her craft and diverse skill set make her an invaluable asset in the media and creative fields.

With many talents, Leslee's versatility plays a vital role in Energy Network Media Group. Among her duties as the administrative manager for EN Media Group, Leslee also provides multimedia design. Leslee designs our event and social media graphics, films, and edits videos for Shale Magazine and *In The Oil Patch* Radio. Leslee is also our email and social media marketer. In addition to marketing and multimedia design, Leslee maintains our website and writes and edits articles for SHALE Magazine.



Tyler Reed

Editor

Tyler Reed began his career in the world of finance managing a portfolio of municipal bonds at the Bank of New York Mellon. Four years later, he led the Marketing and Business Development team at a high-profile civil engineering firm. He had a focus on energy development in federal, state, and local pursuits. He picked up an Executive MBA from the University of Florida along the way. Following an entrepreneurial spirit, he founded a content writing agency. There, they service marketing agencies, PR firms, and enterprise accounts on a global scale. A sought-after television personality and featured writer in too many leading publications to list, his penchant for research delivers crisp and intelligent prose his audience continually craves.



Felicity Bradstock

Editor

Felicity Bradstock is a freelance writer specializing in Energy and Industry. She has a Master's in International Development from the University of Birmingham, UK, and is now based in Mexico City.



David Porter

Editor



Gargi Bhowal

Account Executive

Experienced President with a demonstrated history of working in the accounting industry. Skilled in Nonprofit Organizations, Budgeting, Analytical Skills, Government, and Public Speaking. Strong business development professional with a Bachelor of Science (BS) focused in Accounting from Harding University. Immediate Past Commissioner of the Texas Railroad Commission.

Personable, self-motivated and result-oriented professional with substantiated organizational, cultural and community development success. Strong interpersonal skills eager to lead public relations, marketing and business development initiatives, and enhance customer relationships for business growth and developments.



Mike Dusek

Account Executive

Account Executive - Energy Network Media Group, November 2022
Texas Christian
Bachelor's Degree
LinkedIn



Elisa Giordano

Senior Graphics Designer

During the past 25 years, I have enjoyed an exciting career as a graphic designer and entrepreneur. I am self-branded within the industry, with an exceptional ability that allows me to continue to develop and expand my passion for excellence in design.

I initially studied interior design at Newbury College, later transferring to the University of Massachusetts (UMASS) where I studied Commercial Art. Skills gained through my studies allowed me to develop and design many unique publications, catalogs, marketing tools and logos. These skills allowed me to completely redesign and rebrand several Texas-based magazines, giving them a new and more exciting vision. Additionally, I designed the Lookbook for a contender on Project Runway, Season 13.

"Graphic design is the basis for building an image through your body of work."
~EG



Teresa Tippin

Public Relations

Over the course of my career, my experience in technology sales and as a marketing consultant allowed me opportunities to work with clients at small brick-and-mortar companies to Fortune 500's and international organizations. The value of relationships and communication has always been at the foundation of these projects. I became heavily engaged in using digital marketing and social media as resources for communicating and connecting years ago and have worked with clients in a range of industries. My favorite area of expertise lies in helping businesses and individuals utilize digital marketing, social media, and other communications tools to successfully engage with their target audiences. One of my strengths lies in helping clients evaluate objectives and utilize both traditional and online resources in a manner that is optimal for their specific environment. I am forward-thinking and will work with our clients to implement models that are successful in the current environment but are also adaptable to future innovations and trends.



Fernando Guerra

Senior Vice President of Digital Communication

I currently produce the *In The Oil Patch* Radio Show. I handle the scheduling, scripting, recording, pre/post production and engineering aspects of the show. I also handle posting the podcast of each show online, giving a synopsis of each show.



Calum Reed
Producer/Board Operator

Feb 2017
Assistant Program Director 950 KPRC -AM
IHEART -Houston



Barry Besse
Executive Producer, *In the Oil Patch* Radio Show

March 2015
Executive Producer 930 The Answer Salem Media
Energy Network Media Group



Michael Giordano
Senior Cover Photographer

Jan 2012 to Present
Energy Network Media Group

Board Advisors



Omar Garcia
Chief External Affairs Officer, Port of Corpus Christi Authority

Garcia works directly with the oil and natural gas industry, local officials, community members, regional stakeholders, educational institutions and economic development organizations to ensure that the oil and natural gas industry in South Texas is advancing in a positive way that is mutually beneficial to both the community and the industry.

Garcia is a former vice president of the San Antonio Economic Development Foundation, and has over 12 years of Economic Development experience in working for the Texas Governor's Office, TIP Strategies, Corpus Christi Regional Economic Development, the City of San Antonio Economic Development Department, and the San Antonio Economic Development Foundation. In addition to his economic development experience, Garcia spent two years working for Bank of America as Vice President of Business Development for their Treasury Management division.



Mike Howard
CEO/Chairman Howard Energy

Mike Howard is Chairman and CEO of Howard Midstream Energy Partners, LLC (HEP). He co-founded the company in June 2011 and has led the company in over $2 billion of midstream acquisitions and organic growth projects in 3 states and 2 countries. Mike was formerly President of Midstream for the largest division of a Fortune 100 company and a 2017 EY Central Texas Entrepreneur of the Year recipient and National Finalist. Mike holds a bachelor's degree in chemical engineering from Texas A&M University-Kingsville. He lives in San Antonio with his wife and three children. Mike serves on the Board of Trustees of the Texas A&M University-Kingsville Foundation, the Texas Pipeline Association, the United Way of Bexar County and active in many other civic organizations.

In 2010, Governor Perry appointed Garcia to the Texas Economic Development Corporation. Garcia is a certified economic development finance professional through the National Development Council. He is a Graduate of St. Edwards University with a degree in International Business & Spanish.



David Porter

Past Railroad Commissioner

Experienced President with a demonstrated history of working in the accounting industry. Skilled in Nonprofit Organizations, Budgeting, Analytical Skills, Government, and Public Speaking. Strong business development professional with a Bachelor of Science (BS) focused in Accounting from Harding University. Immediate Past Commissioner of the Texas Railroad Commission.



Brook Simmons

President, The Petroleum Alliance of Oklahoma; Executive Director, Oklahoma Independent Petroleum Foundation; Executive Director, Oklahoma Energy Education Foundation

Experienced leader with a demonstrated history of success in the petroleum industry and across a broad range of public policy, including agriculture, appropriations, conservation, defense, energy, emerging technologies and tax. Skilled in public affairs, government, legislative relations, public relations, campaigns, trade association management, PAC management/deployment and politics. Strong business and government affairs professional with a Bachelor of Arts in journalism from the University of Oklahoma.



Paul Sheppard

VP Halliburton

Paul Sheppard is Southeast Area Vice President of Halliburton. In this role, he is responsible for Health, Safety and Environmental performance, service quality execution, cost control, market share growth and financial performance for all Product Service Lines in the U.S. Southeast Area. In addition to Mr. Sheppard's responsibility over the SE area, he manages business development for U.S. land based customers in Houston, Dallas- Fort Worth, San Antonio, Shreveport, Louisiana and Tyler, Texas.

Before joining Halliburton in 2012 in his current role, Mr. Sheppard was Vice President of Sales – U.S. Land for a competitor. He came to that position after 30 years with a company that was acquired, where he had served in a variety of positions in sales management, account management and engineering. Mr. Sheppard holds a Bachelor of Science in Park Administration from Texas Tech University, and is a member of the Society of Petroleum Engineers.Paul Sheppard is Southeast Area Vice President of Halliburton. In this role, he is responsible for Health, Safety and Environmental performance, service quality execution, cost control, market share growth and financial performance for all Product Service Lines in the U.S. Southeast Area. In addition to Mr. Sheppard's responsibility over the SE area, he manages business development for U.S. land based customers in Houston, Dallas- Fort Worth, San Antonio, Shreveport, Louisiana and Tyler, Texas.

Before joining Halliburton in 2012 in his current role, Mr. Sheppard was Vice President of Sales – U.S. Land for a competitor. He came to that position after 30 years with a company that was acquired, where he had served in a variety of positions in sales management, account management and engineering.

Mr. Sheppard holds a Bachelor of Science in Park Administration from Texas Tech University, and is a member of the Society of Petroleum Engineers.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Creation of Editorial Board	$825,000	16.5%
Hiring Team of Digital Experts	$1,220,000	24.4%
Marketing	$1,000,000	20.0%
Merchandising	$800,000	16.0%
Events	$910,000	18.2%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in T.M.S. Enterprises, Inc., doing business as Energy Network Media Group. This offering must raise at least $10,000 by April 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Energy Network Media Group may issue additional securities to raise up to $5,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,500,000 shares
× $10 per share

$105,000,000 implied valuation

FINANCIALS

Energy Network Media Group's official name is T.M.S. Enterprises, Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 4, 2024
- Form C/A on January 25, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jan 25, 2024 — Filed Form C/A

Jan 4, 2024 — Primary offering of 500,000 shares at $10

Jan 4, 2024 — Filed Form C

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